Exhibit 4.29
COFACE RECEIVABLES
FINANCE LIMITED
Receivables Finance
Standard Terms & Conditions

ORDER OF CONDITIONS

1	INTRODUCTION	1
2	START AND LENGTH OF RELATIONSHIP BETWEEN YOU AND US	1
3	OUR OWNERSHIP OF DEBTS, OFFERS AND NOTIFICATIONS	1
4	PURCHASE PRICE OF DEBTS	2
5	LIMITS AND PERCENTAGES	2
6	DECISIONS	2
7	PROTECTION OF DEBTS	2
8	INSOLVENCY OF CUSTOMERS OR UNCOLLECTABLE DEBTS	3
9	DISPUTES	3
10	OUR ACCOUNTS	4
11	CHARGES FEES AND INDEMNITIES	5
12	REPURCHASES AND REPAYMENTS	6
13	NOTICES TO CUSTOMERS	6
14	CUSTOMERS’ ACCOUNTS AND DEBT COLLECTIONS	6
15	TRUSTS AND OTHER RIGHTS	7
16	YOUR UNDERTAKINGS TO US	7
17	YOUR WARRANTIES TO US	9
18	INTERNET SERVICE	9
19	INFORMATION FOR US	10
20	TERMINATION EVENTS	11
21	POWER TO ACT IN YOUR NAME	12
22	CONTACTING CUSTOMERS AND OTHER PARTIES	12
23	ASSIGNMENT, DELEGATION AND FORCE MAJEURE	12
24	UNLIMITED PARTNERSHIPS AND SOLE TRADER CLIENTS	13
25	SERVICE OF NOTICES AND PROCESS	14
26	INTERPRETATION OF THIS AGREEMENT	14
27	GENERAL	14
28	FOREIGN CURRENCIES	15
29	DATA PROTECTION ACT 1998	15
30	LAW AND JURISDICTION	16
31	REGULATORY STATUS	16
32	ANNEXE OF DEFINITIONS	16
CRF1 — Standard terms and conditions — Version 1.1

i

1	INTRODUCTION

1.1	We provide a number of different facilities for financing the sales ledgers of our clients. The Receivables Finance Agreement shows:
1.1.1	whether you have our factoring or invoice discounting facility and whether such facility is confidential or disclosed. Please note that;
•	with our disclosed factoring facility we will operate your sales ledger and directly collect the Debts from your Customers;

•	with our confidential factoring facility we will operate your sales ledger and we will collect the Debts from your Customers without disclosing our involvement except as permitted by these conditions;

•	with our disclosed invoice discounting facility you will operate the sales ledger and collect the debts as our disclosed agent and trustee by obtaining Remittances in our favour;

•	with our confidential invoice discounting facility you will operate the sales ledger and collect the Debts as our agent and trustee without disclosing our involvement except as permitted by these conditions;

•	at any time we can cancel your agency and/or give notice of our interest to your Customers under any facility;
1.1.2	whether we are financing Debts due by your UK Customers or by your overseas Customers or a combination of both.

1.1.3	whether Debts are purchased on a recourse or a non-recourse basis; normally we only purchase on a recourse basis so that you must bear the risk of unpaid debts and unless stated to the contrary, these conditions are on this basis;

1.1.4	whether we are financing Debts expressed only in Sterling or in Approved Currencies;
1.2	These conditions apply to all our facilities unless stated to apply (or not to apply) to a specific facility;

1.3	These conditions apply to all our clients however constituted, except where specified.

1.4	Certain words used in this document have special meanings which are explained in the Annexe of Definitions at the end of this document. Their first letter is in capitals. Those which only apply to a specific facility are so indicated.

2	START AND LENGTH OF RELATIONSHIP BETWEEN YOU AND US

2.1	Our Agreement with you starts on the Commencement Date and will run for a minimum period of twelve (12) months. After the end of such minimum period our relationship with you will then continue until ended by either you or us giving to the other notice of at least six (6) months to expire at the end of a calendar month. Such notice may be given at any time, even during the minimum period, provided it runs out on or after the end of the minimum period. During any period of notice you must continue to comply with all your obligations to us. However if all monies due to us shall not have been paid on or before the termination date of such notice then any notice given by you shall be ineffective and this Agreement will continue.

2.2	Should this Agreement end within such minimum period you must pay us a sum equal to the shortfall between the amount of the minimum service fee that would have been earned had the Agreement continued for the minimum period and the service fees actually earned from the Commencement Date.

2.3	Should you wish to end this Agreement but give us notice of less than the minimum period of notice we may still agree to your request, subject to an additional fee. For each month or part of a month that your notice falls short of the minimum notice period the fee will be the higher of:
2.3.1	the monthly average of the service fees earned in the six calendar months (or from the Commencement Date if within six calendar months) before we agree to accept your request; or

2.3.2	one twelfth of the Minimum Service Fees for the twelve calendar months before we agree to accept your request.
2.4	We can also immediately end this Agreement by giving you written notice upon or at any time after a Termination Event. If we end this agreement in this way there will be no refund of any fees or charges and any payable shall be immediately due.

3	OUR OWNERSHIP OF DEBTS, OFFERS AND NOTIFICATIONS

3.1	Our Agreement with you applies only to those Debts specified in the Receivables Finance Agreement and which are created by you under whatever trading name or style you may ever carry on business. We may alter, extend or reduce the scope of your facility to such Debts as we agree with you.

3.2	Upon the terms and conditions of this Agreement you will sell and we will purchase with a full title guarantee all your Debts which are owing to you at Commencement Date or which later come into existence before this Agreement ends.

3.3	Unless you are an unlimited partnership or a sole trader then you now assign to us with full title guarantee all Debts and their Related Rights which are in existence on the Commencement Date or which come into existence at any time thereafter before the termination of this Agreement. They shall vest automatically in us on the Commencement Date and thereafter upon their coming into existence. You will include each such Debt on a Notification and ensure that the Notification is received by us within seven days from the date of the invoice. Such date must not be before the Goods are delivered. Such vesting will take place irrespective of whether or not you Notify us of a Debt or even if you do not enter a Debt in your books.

3.4	If you are an unlimited partnership or a sole trader you will Offer to sell us all Debts and their Related Rights in existence on the Commencement Date or which come into
CRF1 — Standard terms and conditions — Version 1.0
1 of 21

existence at any time thereafter before the termination of this Agreement. We may, in our absolute discretion, accept or refuse each Offer. We shall accept an Offer by debiting the Notified Value of the accepted Debts to your Debtor Control Account in our books. Upon doing so our ownership of the Debts that we have accepted shall be complete and the Debts thereby assigned to us. Where more than one Debt is at the same time the subject of an Offer it shall be treated as an independent offer to sell us each Debt so offered, which may be accepted or rejected by us entirely at our discretion.

4	PURCHASE PRICE OF DEBTS

4.1	The Purchase Price of each Debt covered by this Agreement is to be the amount received by us for the Debt but less:
4.1.1	any prompt settlement discount later claimed by the Customer; and

4.1.2	any other deductions, abatements or set-offs later claimed by the Customer; and

4.1.3	the Early Payment Charge, the Service Fee and any Extended Service Fee; and

4.1.4	all other sums due to us.
The Purchase Price will be payable as soon as practicable after we receive cleared funds for the Remittance discharging the Debt. However, at our discretion an Early Payment may be possible if your Availability permits.

4.2	(Additionally applicable only if you have our non-recourse facility) For each Protected Debt for which no Remittance is received by us the Purchase Price shall be calculated and paid by us in accordance with conditions 8.1 and 8.2.

5	LIMITS AND PERCENTAGES

5.1	We may set up a Funding Limit for each Customer. Initially the Default Funding Limit will apply to all your Customers. Debts in excess of a Funding Limit will be Unapproved Debts. We can change Funding Limits at any time or reduce them to zero. We can remove any Customer from the Default Funding Limit or declare all Default Funding Limits of not effect. If, following a reduction of a Funding Limit, the amount of Early Payments already made exceeds your Availability, the excess must immediately be paid back to us.

5.2	Most of the starting Limits are stated in the Receivables Finance Agreement including the Default Funding Limit. However, other Funding Limits and Credit Limits (non-recourse facility) will be established by us on or after the Commencement Date. We may at any time increase or decrease any of the Limits with immediate effect. We or our agents Coface will tell you of these by written notice, oral advice or making the same available through our Internet Service, effective even if no enquiry be made.

6	DECISIONS

6.1	We need not give reasons for any of our decisions and all decisions and information given by us are confidential. You must treat any information regarding Funding Limits and Credit Limits (non-recourse facility) as legally privileged and will indemnify us against all claims arising from breach of your duty of confidentiality. We do not operate as a credit reference service so you must not take Funding Limits or Credit Limits as our view of the creditworthiness or otherwise of a Customer.

6.2	(Applicable only to our facility for Export Debts) We may at any time remove any country, territory, region or continent from the list of Approved Countries by written notice to you or by making the same available to you through our Internet Service, even if no enquiry be made. However, such removal or addition shall not affect Debts Notified to us prior to such notice or making the same available.

6.3	(Applicable only to our facility for Approved Currencies) We may at any time remove a currency from the list of Approved Currencies by written notice to you or by making the same available to you through our Internet service, even if no enquiry be made. However, such removal or addition shall not affect Debts Notified to us prior to such notice or making the same available.

7	PROTECTION OF DEBTS

(Condition 7 is only applicable if you have our non-recourse facility)

7.1	Our associated company COFACE will be our agents for establishing and managing Credit Limits. Any limit issued by them is to be treated as a Credit Limit under this Agreement. You must comply with all their instructions and requirements. You must provide COFACE with all the information about your Customers which we or they may require together with an indication of the Credit Limits you want. COFACE will advise you of the Credit Limits that will apply until further notice to the Notified Debts of those Customers. If the Credit Limit states that you must obtain security then it is your responsibility to ensure that the security is valid and enforceable. You must also comply with all other conditions under which a Credit Limit is issued. If you fail to comply with any term, condition, obligation or procedure in this Agreement or laid down by COFACE, we may change the status of a Protected Debt to an Unprotected Debt without notice to you.

7.2	You must submit a request to COFACE for a Credit Limit if at any time you intend to enter into a Sale Contract with any of the following and wish the resulting Debts to be Protected Debts:
7.2.1	a Customer who is not indebted to you at the Commencement Date;

7.2.2	a Customer for whom you consider the existing Credit Limit is less than the expected Outstanding Debts of that Customer;

7.2.3	a Customer for whom a Credit Limit has previously been withdrawn or refused by COFACE;

7.2.4	a Customer in respect of whom you have been required by COFACE to apply for a revised Credit Limit.
7.3	Debts within Credit Limits will be treated as Protected Debts in the order in which they are Notified. Initial Debts can be Protected Debts.

7.4	At all times you must provide us and COFACE with all the information that we or they require. Information must be true and accurate. If you later become aware of any change to the information given or you have knowledge that a Customer is in financial difficulties or is Insolvent, you must
CRF1 — Standard terms and conditions — Version 1.0
2 of 21

immediately tell us and COFACE and must not make any further deliveries without our consent.

7.5	Any Credit Limit will only be valid for as long as the particulars submitted by you in seeking such Credit Limit remain unchanged. Any alteration by you to your business, credit or discount terms without our and COFACE’s prior written approval will automatically cancel any Credit Limits given and the Debts within such cancelled Credit Limits shall rank as Unprotected Debts.

7.6	We or COFACE may at any time establish, change, suspend or remove a Credit Limit with immediate effect upon notice or making the same available through their on line system or through our Internet Service (even if no enquiry be made) or upon despatching a written notice about the same to you. Any Debts subsequently created or Notified will be so affected.

7.7	A Credit Limit previously given shall automatically be withdrawn without notice to you, if:
7.7.1	the Customer prohibits the assignment of any Debt;

7.7.2	the Customer will not accept our ownership of Debts;

7.7.3	you are in breach of any of your obligations to us in respect of the Customer; or

7.7.4	you request us not to pursue collection procedures against the Customer.
Upon such withdrawal all Outstanding Protected Debts and all future Debts of that Customer shall be treated as Unprotected Debts.
7.8	Once we or you have issued legal proceedings for any Debt Outstanding, then the Credit Limit for that Customer shall be withdrawn and you must not Deliver any further Goods without our prior written consent.

7.9	A Credit Limit shall become ineffective if it relates to a Debt
7.9.1	arising from Goods Delivered after we or Coface have refused or cancelled a Credit Limit;

7.9.2	arising from Goods Delivered after either you have Adverse Information about the Customer or after the Customer has an Overdue Account;

7.9.3	arising from Goods delivered to an Insolvent Customer;
7.10	Upon or at any time after a Termination Event, we can without notice withdraw any Credit Limit and treat any Outstanding Protected Debts as Unprotected Debts. The exercise of this entitlement shall be at our discretion. If this Agreement ends all Credit Limits previously given shall automatically be withdrawn without notice and any Outstanding Debts thereupon shall be Unprotected Debts.

8	INSOLVENCY OF CUSTOMERS OR UNCOLLECTABLE DEBTS

(Condition 8 is only applicable if you have our non-recourse facility)

8.1	If, in respect of a Protected Debt which exceeds the threshold limit referred to in the Receivables Finance Agreement, we decide that it is Uncollectable or if we are advised of both the Insolvency of a Customer and that Debts totalling in excess of such threshold limit have been accepted by the Customer’s Insolvency Practitioner as undisputed Debts then within thirty (30) days thereof we will credit its or their Purchase Price to the Current Account. This will be calculated by taking the value of such Outstanding Protected Debt and then deducting:
8.1.1	firstly the VAT included in such Debts;

8.1.2	secondly any First Loss;

8.1.3	thirdly the amount of any Recoveries;
8.1.4	fourthly the total of any expenses that you do not have to pay as a result of the Insolvency or because the Debt is Uncollectable;

8.1.5	fifthly the greater of either the recourse percentage (stated in the Receivables Finance Agreement) of its Notified Value or any minimum retention (stated in the Receivables Finance Agreement) If a Customer due to pay an Unprotected Debt, including a Debt outside a Credit Limit or included in the deductions in clause 8.1, becomes Insolvent such Debt shall forthwith become an Unapproved Debt.
8.2	If a Protected Debt has been reassigned to you:
8.2.1	you must use your best endeavours to recover payment of the Debt (including any dividend from the estate of the Customer);

8.2.2	we may complete and lodge in your name any claim, proof or statement of Debt in the Insolvency of the Customer; and

8.2.3	you will pay to us any future sums (after deduction of any portion representing VAT) which you recover in respect of such Protected Debt and until paid to us you will hold such sums in trust for us.
9	DISPUTES

9.1	If any Customer disputes a Debt or his liability to pay us by its due date or asserts any counterclaim or claim for reduction of or retention or set-off against a Debt (except for a settlement discount not exceeding 5%), then:
9.1.1	you must promptly give us full details; and

9.1.2	you must do your best to settle all such disputes and claims promptly and directly with your Customers; but

9.1.3	we may also settle or compromise (or require that you should settle or compromise) disputes on such terms as we may decide in our absolute discretion and you will be bound by such compromise;

9.1.4	the Disputed Debt shall forthwith become an Unapproved Debt and any Protected Debt subject to a Dispute shall forthwith become an Unprotected Debt.
9.2	If we become aware that a Customer is disputing a Debt or his ability to pay by its due date, we will normally, but need not, send you a notice called a “dispute notice”. You must resolve the dispute within the period which we will tell you in such notice. The Debt will be an Unapproved Debt and an Unprotected Debt whilst we await evidence satisfactory to us that the dispute has been resolved.

9.3	You must promptly raise a credit note if a Customer is entitled to one. Unless we have
CRF1 — Standard terms and conditions — Version 1.0
3 of 21

brought condition 9.4 into effect you must immediately deliver the credit note to the Customer and include its details on your next Credit Note Listing. You will put such notice on the credit note as we specify and it will be credited to the Debtors Control Account.

9.4	We may at any time tell you either that no credit notes can be despatched to your Customers without our prior consent or that any credit notes must be sent to us for our consent before we then despatch them.

9.5	Conditions 9.1 to 9.4 shall not affect those rights which we may have because you may have breached this Agreement.

10	OUR ACCOUNTS

10.1	We will keep these accounts to reflect the arrangements under the Agreement:
10.1.1	Debtors Control Account;

10.1.2	Current Account

10.1.3	individual Customer’s sales ledgers (factoring);
10.2	To the Debtors Control Account there will, amongst other things, be:
10.2.1	credited the following items
•	the Notified Value of Credit Notes

•	the Notified Value of Debts subject to Repurchase

•	the Notified Value of any allowance made to the Customer

•	the Notified Value of Protected Debts where the Debtor is Insolvent or the Debt is Uncollectable

•	Remittances
10.2.2	debited the following items
•	the Notified Value of Debts

•	refunds to Customers
10.3	To the Current Account there will, amongst other things, be:
10.3.1	credited the following items
•	Remittances

•	the Purchase Price of Protected Debts where the Debtor is Insolvent or the Debt is Uncollectable.

•	monies paid by you to us

•	refunds and credits from us to you
10.3.2	debited the following items
•	all fees and charges made by us to you

•	the Early Payment Charge

•	Early Payments

•	other payments to you

•	refunds to Customers

•	VAT on our fees and charges
10.4	To each individual Customer’s sales ledger (factoring) there will, amongst other things, be
10.4.1	credited the following items
•	the Notified Value of Credit Notes

•	the Notified Value of Debts upon Repurchase

•	the Notified Value of any allowance granted to the Customer

•	Remittances

•	the Purchase Price of Protected Debts if the Debtor is Insolvent or the Debt is Uncollectable
10.4.2	debited the following items
•	the Notified Value of Debts

•	payments made to Customers
10.5	To all our accounts we may debit or credit Adjustments and such other items as may be necessary.

10.6	The Early Payment Charge will accrue from day to day on the debit balance on the Current Account and such charge will be debited to the Current Account on the last Day of each month.

10.7	If any information sent with your Offer or Notification is incomplete or missing we may reverse the entry of, or refuse to enter, the Debt in our books.

10.8	You may draw monies from us provided that the amount taken does not exceed the lesser of either your Availability or the Maximum Funds in Use stated in the Receivables Finance Agreement. Your Availability will immediately be affected if any Approved Debt is later designated as an Unapproved Debt. If the amount drawn by you exceeds either the Maximum Funds in Use or your Availability then you must immediately pay the excess to us without our having to ask you.

10.9	We cannot permit you to draw any monies from us whilst any steps are under way towards your Insolvency.

10.10	We may at any time add together the balances on all accounts recording transactions between you and us. We may also at any time apply or set-off any amounts owing by you to us or the amount of Your Responsibility against any amounts owing by us to you and for such purposes where any amounts due by you to us, including those prospectively and contingently due, cannot immediately be found out then we may make a reasonable estimate.

10.11	We will provide you with statements of the Debtors Control Account, and the Current Account. These shall be treated as correct and binding upon you, except for those errors which shall be obvious or contrary to law or where we receive your written notice within ten (10) days of our despatch of such statements to you or making the same available to you via our Internet Service.

10.12	You will accept a certificate signed by our Company Secretary or a director of ours as to all or any of the following on the date referred to in the certificate:
10.12.1	the balance on any account;

10.12.2	any loss or damage suffered by us;

10.12.3	the amount or Your Responsibility;

10.12.4	any other amount payable to us.
In any proceedings such certificate shall be conclusive evidence as to the balance, loss, damage or amount on the date so certified.

10.13	If we ask you to do anything which you are obliged to do under this Agreement you will have to pay all costs and expenses of doing so. If you do not carry out anything which we have a right to ask for then we may do it and you will pay all our costs and expenses.

10.14	All payments due from you to us shall be made as they fall due in immediately available funds free and clear of any right of retention, set-off or counterclaim or any other withholding or deduction. If you are required by law to make any withholding or deduction, you will pay such additional sum as is needed so that we receive the full amount due to us under this Agreement.
CRF1 — Standard terms and conditions — Version 1.0
4 of 21

10.15	Where we receive a Remittance and there is no allocation to specific Debts by you or the Customer or any other party either before or at the time of its receipt by us then we shall be entitled to apply the unallocated portion in satisfaction of such Debts as we may decide; we may likewise apply any payment made generally on account.

11	CHARGES FEES AND INDEMNITIES

11.1	Our services are subject to the following fees and charges payable by you:
11.1.1	the Arrangement Fee

11.1.2	the Early Payment Charge

11.1.3	the Service Fee, which is subject to the Minimum Service Fee

11.1.4	the Extended Service Fee

11.1.5	the Annual review Fee

11.1.6	the Excess Facility Fee

11.1.7	the Tariff Fees
11.2	The Early Payment Charge will be calculated on the debit balance on the Current Account but adjusted so that
11.2.1	monies received by us are ignored until four (4) Working Days after we enter the respective receipt on our accounts.

11.2.2	any monies paid to you by CHAPS shall attract Discount for an additional three (3) Working Days;

11.2.3	Discount shall be applied to reflect the additional clearance time needed for Remittances drawn on a bank outside England and Wales or in a foreign currency;
Any entry on the Current Account will affect the Early Payment Charge. The Early Payment Charge will be debited in accordance with clause 10.5.

11.3	If the Service Fee is based on the value of each Notified Debt we will debit this to the Current Account when we receive your Offer or Notification. If the Service Fee is a fixed amount we will debit this at the start of the relevant period. No refund of any service fees can be made either if a credit note is issued or if this Agreement ends.

11.4	If the Receivables Finance Agreement provides for a Minimum Service Fee then this will apply to each twelve month period from the first day of the month after the Commencement Date. You will pay us a charge equivalent to any shortfall between the total of all service fees received by us in that period and such Minimum Service Fee. Such shortfall shall be calculated and debited to the Current Account monthly on a proportional basis with any necessary adjustment being made regularly as and when required and on the date of termination of this Agreement.

11.5	If at the end of the Funding Period a Debt remains Outstanding then you will thereafter pay us an Extended Service Fee whilst the Debt remains Outstanding. This does not apply to a Protected Debt (non-recourse) nor to a Debt which whilst it remains subject to any protection under a credit insurance policy with COFACE where you are the insured.

11.6	Payments to you will be made by BACS or CHAPS or such other method we may at any time advise you. Payments by CHAPS will be subject to the appropriate Tariff Fee. Additionally you will reimburse us for all charges made to us by our bankers, including but not limited to those for:
11.6.1	dealing with dishonoured Remittances;

11.6.2	collecting any Remittances in a currency other than Sterling;

11.6.3	collecting Remittances in Sterling drawn on a bank outside the United Kingdom;

11.6.4	making any payment in a currency other than Sterling;

11.6.5	making any payment outside the United Kingdom;

11.6.6	maintaining any trust account.
11.7	If we make special visits to your premises or anywhere else then you will pay all our costs and expenses; except where these are part of our regular audit programme

11.8	You will fully indemnify us against and we shall be entitled to require advance security for all losses, costs, demands, disbursements, fees and expenses of:
11.8.1	obtaining the release of Debts from charges, trusts or other encumbrances or enforcing such release;

11.8.2	assignments or reassignments of Debts or Related Rights or giving notices of assignment or reassignment;

11.8.3	taking guarantees or indemnities from any person, including a receiver;

11.8.4	enforcing either this Agreement against you or any other party or any guarantee or indemnity given in respect of it;

11.8.5	all matters arising from any breach by you of this Agreement or the occurrence of a Termination Event;

11.8.6	dealing with disputes by Customers;

11.8.7	any Customer failing to pay a Debt to us at its full Notified Value by end of the Funding Period, unless (non-recourse facility only) it is a Protected Debt either unpaid solely for reason of the Customer’s Insolvency or which we determine to be Uncollectable;

11.8.8	credit reference agency fees;

11.8.9	appointing investigating accountants and/or lawyers;

11.8.10	having to refund a Customer under a direct debit guarantee given by us;

11.8.11	collecting any Remittance in your favour or that of any third party which is marked “account payee” or which is otherwise restricted in its collectability;

11.8.12	failing to fulfil your obligations and conditions under this Agreement;

11.8.13	in making any payment based upon false or substantially incomplete information given by you, including prior to this Agreement or when applying for any Limit;

11.8.14	collecting or attempting to collect any Debt (except a Protected Debt under a non-recourse factoring facility) from the moment that we threaten proceedings, including:
(i)	our own internal costs, expenses and court fees;

(ii)	those of any solicitor or agent including COFACE engaged by us to collected Debts;

(iii)	those payable to any other party to the proceedings.
(If you have our non-recourse facility) On a pro rata basis we will share with
CRF1 — Standard terms and conditions — Version 1.0
5 of 21

you the charges, costs, expenses and fees referred to in this sub clause 11.8.12:
(a)	where the claim involves both Protected and Unprotected Debts; or

(b)	if you are responsible to us for a First Loss or a Recourse Percentage in respect of the Protected Debts of that Customer.
11.9	We can at any time give you one month’s notice of any increase in any or all of the Tariff Fees or any other fees or charges. If you are dissatisfied with the proposed increase you may then serve notice on us to end this Agreement in accordance with clause 2.1 provided that you give such notice before the increase becomes effective. Until the Agreement ends in accordance with such notice from you the increase shall not be effected.

11.10	VAT, if applicable, will be added to all fees and charges quoted by us.

12	REPURCHASES AND REPAYMENTS

12.1	We may at any time require you to Repurchase Unapproved Debts from us. We will continue to own all such Debts until we receive the price for all Repurchases. At this point we shall transfer them back to you. Afterwards we shall account to you for any further sums received by us from your Customers in respect of such Debts.

12.2	You will forthwith on demand repay to us any monies paid to you if:
12.2.1	it subsequently appears that they should not have been paid to you; or

12.2.2	a Protected Debt is not admitted to rank for payment in the Insolvency.
13	NOTICES TO CUSTOMERS

(If you have a disclosed factoring or invoice discounting facility) Notice to each Customer that we are the owner of the Debts must appear on each invoice and all copies. If we ask you, you will also give a general notice to each Customer that we own all your present and future Debts. We will tell you the wording of the notices which we can also give on your behalf and at your expense.

14	CUSTOMERS’ ACCOUNTS AND DEBT COLLECTIONS

14.1	(Condition 14.1 is only applicable if you have our factoring facility)
14.1.1	Under this Condition 14.1 we will act in our name if you have our disclosed factoring facility. We will act in your name if you have our confidential factoring facility.

14.1.2	We alone shall be entitled to collect and enforce payment of Debts in whatever way we see fit, and you must ensure that Customers pay all their Debts to us (disclosed) or by Remittances in our favour to our address (confidential factoring) or as we direct, including by direct debits.

14.1.3	We will maintain your Customers’ accounts in the form of a sales ledger.

14.1.4	In our absolute discretion we can at any time grant time or other indulgence to any Customer and compromise claims with Customers or accept payment from a Customer which is less than the Notified Value of the Debt without discharging you from your obligations to us

14.1.5	If any Customer refuses or fails to pay an amount in settlement of a Debt up to that shown in the Receivables Finance Agreement as the shortfall amount, that amount shall be treated as an Unapproved Debt. We will send you a notice called a “shortfall notice”, which you must treat as our demand for you immediately to Repurchase the Debt for the amount shown.

14.1.6	Upon request you must help us to collect Debts, whether or not we have to issue legal proceedings against Customers. In our absolute discretion we may start, defend or compromise any legal proceedings and you will be bound by our actions and decisions. The proceedings may be in our or your name if you have our disclosed facility or in your name if you have our confidential facility. You will give us all evidence that we may at any time need, whether before, during or after any proceedings. You will make sure that those witnesses we need will attend court. We may at any time use an alternative dispute resolution procedure involving mediation or arbitration.

14.1.7	If you request us not to issue or continue with proceedings for a Debt, we may agree to your request but shall not be obliged to do so. If we do agree then the Debt will immediately become an Unapproved Debt and/or an Unprotected Debt.

14.1.8	We can repay to a Customer any credit balance shown on their account.

14.1.9	In most cases we will engage the services of a Group Company as our agent for exercising our rights under this Condition 14 who may issue proceedings in your, our or their name.
14.2	(Condition 14.2 is applicable only if you have our invoice discounting facility)
14.2.1	We alone shall have sole and absolute discretion as to how to collect and enforce payment of Debts. We can do this in whatever way we see fit. Until we exercise our rights under condition 14.2.5 you must, at your expense, collect Debts and manage Customers’ accounts for us as our undisclosed agent. You are not our agent for any other purpose. If the agreement provides for a confidential invoice discounting facility you do not have to disclose to your Customers that Debts have been Assigned to us. If the Agreement provides for a disclosed invoice discounting facility you will give notice of Assignment to your customers but direct them to send Remittances in our favour but to your address.

14.2.2	Throughout the term of this Agreement you must ensure that all Debts are
CRF1 — Standard terms and conditions — Version 1.0
6 of 21

promptly and correctly recorded in your Accounting Records and that your sales ledger control bears a conspicuous notation that Debts have been sold and assigned to us.

14.2.3	During your agency we may communicate with Customers for the purposes of Debt verification.

14.2.4	You must act promptly and efficiently when carrying out your duties as our agent.

14.2.5	We may at any time vary the terms of your agency or terminate it as we see fit. If we so request you will give notice to each Customer that we are the owner of all your present and future Debts and that payment must be made direct to us. We will tell you the wording of the notice which we can also give on your behalf. Unless we state otherwise, such request will act as a cancellation of your agency, whereupon we alone shall be entitled to collect and enforce payment of all Debts in whatever way we see fit. You will fully co-operate with us and, as we direct, will help us to collect Debts.

14.2.6	After the cancellation of your agency conditions 14.3.1 to 14.3.7 will also apply.
14.3	After the cancellation of your agency;
14.3.1	you must not say you are our agent;

14.3.2	you must immediately send us your Accounting Records to do with Debts;

14.3.3	we will maintain your Customers’ accounts in the form of a sales ledger;

14.3.4	you must ensure that Customers pay all their Debts to us or as we direct including by direct debits;

14.3.5	increase the Service Fee to ten per cent (10%) of the Notified Value of Debts then Outstanding or subsequently Notified;

14.3.6	increase the Early Payment Charge percentage by two per cent (2%);

14.3.7	clauses 14.1.3 to 14.1.9 will then apply;

14.3.8	the increases under clauses 14.3.5 and 14.3.6 do not give you any rights under clause 11.9.
15	TRUSTS AND OTHER RIGHTS

15.1	From the moment that you receive any Remittance, you will hold it absolutely in trust for us. We may give notice to anyone that such trust exists.

15.2	When you receive a Remittance you must;
15.2.1	immediately hand over to us the identical Remittance or pay it into our bank account or into a trust account for our benefit;

15.2.2	not pay it into any other account or deal with or negotiate it;

15.2.3	give us any advice received with it.
15.3	A trust bank account must be run according to our instructions. This means that you must irrevocably appoint our officers as the only persons authorised to undertake transactions on the account.

15.4	You must give us a letter addressed to your bankers instructing them to transfer to our bankers any cheques, bank giro transfers, BACS, CHAPS and other electronically transferred funds that may be received by your bank from Customers. You will not be able to cancel such instructions. You must indemnify our bankers so they can collect the proceeds of any Remittances payable to you or your agents.

15.5	If we do not become the owner of any Debt or its Related Rights covered by this Agreement for any reason then you will hold such Debt or its Related Rights on trust for us free from all encumbrances.

15.6	You must promptly tell us about all Returned Goods. We may require you to set these aside marked with our name as the owner. You will then deliver them to us, or deal with them as we direct. We can, without notice, enter any premises where we believe Returned Goods or any other items comprised in the Related Rights are kept. We can take possession of or sell any Returned Goods on such terms and at such prices as we consider appropriate. We shall credit the net proceeds towards the discharge of the relative Debts. If we ask, you will deliver to us or allow us to take away any other items included in the Related Rights which we may deal with as we see fit.

16	YOUR UNDERTAKINGS TO US

16.1	Whilst this Agreement is in force and then until we have been paid all monies owing to us (including by you and by Customers) you undertake:
16.1.1	to ensure that all invoices are raised and sent to Customers within seven (7) days of Goods being Delivered and that we are Notified within the same period;

16.1.2	to make sure the payment and settlement discount terms for each Debt and any rights of retention, abatement or rebate are not more generous than those appearing in the Receivables Finance Agreement and that these appear on every invoice and all copies;

16.1.3	not to cancel or vary any Sale Contract or any payment terms or settlement or discounts after Delivery unless you have our written consent;

16.1.4	to make sure that every Sale Contract shall:
•	only be made in the ordinary course of your business stated in the Client particulars in the Receivables Finance Agreement;

•	be subject to the law of one of the jurisdictions within the United Kingdom, other than the Channel Islands or the Isle of Man;

•	provide for payment by the Customer in Sterling or (if you have our Foreign Currency Facility) in an Approved Currency;

•	not include any prohibition against assignment of the Debt;
16.1.5	to make sure that neither you nor any Associate enters into any other agreement for the factoring, charging, declaring in trust or discounting of Debts with any other party or into any arrangement prejudicial to our outright ownership of Debts;

16.1.6	to tell us immediately you know about the following:
CRF1 — Standard terms and conditions — Version 1.0
7 of 21

•	any change or contemplated change in the directors or partners or the control or ownership of your company, firm or business or of any guarantor or indemnifier of your obligations to us;

•	any threatened or pending insolvency proceedings against you, or against any guarantor, indemnifier or Associate;

•	all Adverse Information about a Customer and any changes in the status, address or creditworthiness of a Customer;

•	any security holder taking any steps towards or actually enforcing its security over any part of your assets or undertaking;

•	any floating charge given by you being crystallised or becoming converted into a fixed charge;

•	all retrospective or quantity discounts agreed with Customers;

•	any payment or settlement discount terms different from those shown in the Receivables Finance Agreement;

•	any rights of set-off or counterclaim that Customers may have or seek to raise;

•	any Adjustments;
16.1.7	immediately we ask;
•	all retrospective or quantity discounts agreed with Customers;

•	to provide information about your Customers;

•	to give evidence satisfactory to us of any order and the completion of any Sale contract;

•	to exercise any reservation of title to Goods in the Sale Contract;

•	to deliver to us and not to your Customer the originals of any of the items comprised in the Related Rights, together with as many copies as we may require; we may forward these to the Customer or other persons or organisations as appropriate at your expense;
16.1.8	not to Notify us, until we tell you, any Debt which shall;
•	be due by an Associate;

•	include a claim for interest for late payment or any penalties or damages;

•	arise from Goods supplied by you on approval, trial, evaluation, consignment, sale or return or similar terms

•	be due by a Customer who has not purchased the Goods for his business;

•	be regulated by the Consumer Credit Act 1974;

•	arise from the sale of your capital or fixed assets;

•	be due in a currency other than Sterling (unless you have our Foreign Currency Facility);

•	(Applicable only if you have our Export Debts facility) be dischargeable wholly or in part by letters of credit;

•	due under a Sales Contract under which payment is to be received before the Goods are Delivered or under a Cash Against Documents Sale;

•	due under a Sale Contract with any ministry or department of the Government of the United Kingdom, or of Scotland, Wales, Northern Ireland, the Channel Islands or the Isle of Man; or of any foreign government;

•	be evidenced by an invoice addressed to a Customer outside any Approved Countries;

•	be within a category of such other debts as we may specify;
16.1.9	immediately to cease and desist from any contra accounting arrangements with your Customers;

16.1.10	not to Notify us of any Debt until the Goods have been Delivered; 16.1.11 to keep us advised of the identity of your Associates;

16.1.12	promptly to perform all your further and continuing obligations to a Customer and, if we ask, to give evidence of such performance;

16.1.13	to create such security in our favour on your undertaking and assets as we may specify for your performance of this Agreement, or in respect of Debts intended to be owned by us but which for any reason fail to belong to us;

16.1.14	to sign any additional documents and do anything we may need to exercise or enforce our rights, to sign assignments of Debts or Related Rights or endorse or Assign any instrument or security included in the Related Rights; any such assignment of a Scottish Debt or any of its Related Rights will support the assignment given in condition 3 but will not prejudice that earlier assignment;

16.1.15	to follow our guidelines for the day to day efficient working of this Agreement;

16.1.16	to make sure that your warranties about Debts are complied with until they are discharged;

16.1.17	to take all steps we may require for the protection of our interests under or arising out of this Agreement and in mitigating any loss we may suffer and to use all reasonable endeavours to preserve our rights against both Customers and third parties;

16.1.18	to make sure that in relation to your sole trader and unlimited partnership Customers your processing of information about them (including any transfers to us) complies in all respects with the Data Acts, and is accurate;

16.1.19	to advise us promptly should you receive any notice or allegation of non-compliance with the Data Acts;
CRF1 — Standard terms and conditions — Version 1.0
8 of 21

16.1.20	to advise us promptly of all changes made to information transferred to us if you receive a request from a Data Subject;

16.1.21	to permit us to advise your sole trader and unlimited partnership Customers about your disclosure of information about them to us and the use we will make of such information, including making searches with our credit reference and fraud prevention agencies;

16.1.22	(Non-Recourse Facility only) to comply with all the requirements advised by us to you of any credit insurance policy that we may effect in our name covering Debts vested in us hereunder to the extent that such compliance can be effected by you;

16.1.23	(where the Receivables Finance Agreement requires you to effect a Credit Insurance Policy) to comply with the credit insurance policy and to ensure that we are made loss payees or joint insured (as we may determine) and to pay all renewal premiums, make all declarations and to produce the premium receipts to us forthwith upon each renewal.
17	YOUR WARRANTIES TO US

17.1	By Notifying us of a purported Debt you will be treated as having given all of the following warranties to us in relation to it:
17.1.1	all the particulars Notified to us are correct and complete and the Debt has not been previously Notified to us;

17.1.2	each Debt relates to an actual and bona fide sale and Delivery has taken place in accordance with the Sale Contract;

17.1.3	the Debt is one to which this Agreement applies and is payable in the UK by a Customer with an established place of business in the UK or (or if you have an Export Debts Facility) in an Approved Country.

17.1.4	you have the absolute right to transfer the Debt to us and, except in our favour, it is shall remain free from any security, charge, trust, option, pledge, hypothecation, encumbrance, lien or any tracing rights adversely affecting the Debt, the Goods or the proceeds;

17.1.5	our ownership of the Debt will not violate any laws or agreement affecting you;

17.1.6	the Notified Value of the Debt is the same as its Contracted Value;

17.1.7	you have complied and will continue to comply with all terms, conditions and approvals under any credit insurance policy affecting the Debt and whether issued by COFACE or any other credit insurer and whether issued to you or us but where the policy has been issued to us such warranty applies only to such terms, conditions and approvals about which you may be advised);

17.1.8	all sums due or obligations by you to the Customer have been paid or performed and you will have no other obligations towards the Customers which could reduce the amount payable to us for the Debt;

17.1.9	no right or claim of rescission, defence, adjustment or other right or claim exists or will arise to reduce or extinguish the Notified Value of the Debt or affect our ability to collect the Debt at its full Notified Value without any retention, set-off or counterclaim;

17.1.10	the correct name and address of the Customer and any required purchase order number appear on the invoice or credit note, on any documents supplied evidencing the Debt and all correspondence;

17.1.11	our Customer account number appears on the Offer, Notification or Client Note Listing;

17.1.12	the Customer has obtained all the consents and certificates necessary in order to pay the Debt to us;

17.1.13	the invoice or credit note identifies the currency for payment as Sterling or (if you have our Foreign Currency Facility) an Approved Currency;

17.1.14	the Customer has all unconditional authorities, licences and permits necessary for him lawfully to purchase the Goods and to pay for them by their due date for payment;

17.1.15	(Applicable only if you have our Export Debts facility) where the Debt is an Export Debt you will be treated as additionally warranting to us that;
•	the Debt is payable by a Customer with an established place of business in the country to which the invoice is addressed, (such country being an Approved Country) and without any set-off or counterclaim ;

•	the exportation of the Goods does not breach the laws of the United Kingdom or any other country or territory;
17.1.16	you have complied with all your undertakings to us which should have been performed prior to Notification of the Debt have been performed.
17.2	You warrant that prior to entering into this Agreement you have disclosed to us every fact or matter known to you or which you should have reasonably known might influence us in our decision whether or not;
17.2.1	to enter into this Agreement on these terms; or

17.2.2	to accept any person as a guarantor or indemnifier of your obligations to us.
17.3	You will immediately tell us of anything which might reasonably influence our decision to continue with this Agreement on these terms. You will also immediately tell us of any change in the information given to us before entering into this Agreement, particularly in the nature of your basis, the scope of your activities or your legal status.

18	INTERNET SERVICE

18.1	We will provide you with our Internet Service. You will provide all computer equipment required at
CRF1 — Standard terms and conditions — Version 1.0
9 of 21

your premises and will keep this equipment virus free and suitable for use. We shall have no responsibility for any damage, loss or corruption of your data, software or equipment caused through the loading or operation of our Software.

18.2	You undertake:
18.2.1	to use your best endeavours to keep such equipment free from any Equipment Defect or Transmission Defect and to make suitable contingency arrangements to cover any such defect or the withdrawal or suspension of our Internet Service;

18.2.2	immediately to load and use any Software updates which we may provide;

18.2.3	to keep secret and confidential the method of operation of our Internet Service, the Software and all access data and security procedures and to tell us promptly if any contravention is known or suspected;

18.2.4	on a weekly basis or more frequently if we tell you, to make back up copies on disk of your sales ledger records, including invoices and credit notes, and to securely store such copies away from your premises for at least four (4) months, and to advise us of their location.
18.3	You will have a non-transferable licence to use the Software. We own all rights in the Software. You may not copy it without our prior written consent, except one copy solely for back-up purposes.

18.4	You and we undertake to each other;
18.4.1	to use all reasonable endeavours to ensure that each Transmission is completely and correctly sent;

18.4.2	to tell the other promptly if either is aware of any Equipment Defect or Transmission Defect and to co-operate with the other to remedy it;

18.4.3	to maintain appropriate records in support of Transmissions and to ensure that our Internet Service is not accessible to unauthorised persons.
18.5	We will maintain a Transmission Log which shall, in the absence of manifest error, be conclusive proof and evidence of the Transmission sent or received by us.

18.6	We may rely upon any Transmission ostensibly sent by you even though it may be sent without your authority. We may also rely upon any Transmission sent through your agent or intermediary.

18.7	We may without notice suspend, withdraw or reactivate the operation of our Internet Service.

18.8	We shall have no responsibility to you for any loss or damage as a result of any failure or delay in complying with our obligations in connection with our Internet Service, including that arising from any:
18.8.1	Equipment Defect or Transmission Defect;

18.8.2	suspension or withdrawal of our Internet Service;

18.8.3	act or omission of any third party or abnormal operating conditions;

18.8.4	failure to process any Transmission to our internal systems.
18.9	Please note that any information available from our Internet Service may only be accurate to an earlier point in time. In particular any request by you for a payment based upon any Availability shown may not be actioned by us as further information becomes available.

18.10	You and we will give each Transmission the same status as if it had been in writing, signed on behalf of the sender and physically delivered to the recipient, unless the Transmission can be shown to have been corrupted as a result of technical failure. Transmissions shall be treated as satisfying any legal requirement for a communication to be in writing. You waive any rights to challenger the validity of any Transmission on the ground that it was prepared and/or sent and/or received only in electronic form.

18.11	If you are an unlimited partnership or sole trader a Transmission regarding Debts shall be treated as including the following words:
“In accordance with the Receivables Finance Agreement between, Coface Receivables Finance Limited and me/us the Debts referred to in this Transmission shall be considered as being subject to an Offer. I/we confirm that all the warranties and undertakings contained in the Agreement relating to Debts and their Related Rights have been complied with and in particular the goods have been delivered and/or the services have been completely performed. Where I/we have a disclosed facility I/we certify that the original invoices have been sent to the Customers with notice of assignment in the form stipulated by you. If for any reason any of these Debts and their Associated Rights have failed to vest in you under the Agreement or following the Offer, we hereby absolutely assign the same to you.”
19	INFORMATION FOR US

19.1	You must give us a signed copy of your full set of accounts, including your directors’ or partners’ (as the case may be) and auditors’ report or such other financial reports as we request, for each of your accounting reference periods (as defined in the Companies Act 1985). You must give us these items as soon as you have them, which must be no later than six months from the end of each accounting period.

19.2	You must give us your management profit and loss account and balance sheet at such intervals as we tell you. You will also give us such other financial reports that we may ask for and you will ensure that your auditors or external accountants report to us directly any information we require. If we ask you will provide us with a copy of your partnership agreement and any amendments if you are a limited liability partnership.

19.3	You will let any employee, representative or agent of ours enter any of your business premises or locations under your control in order to:
19.3.1	inspect Goods, stocks, Sale Contracts and evidence of their performance;

19.3.2	verify, check, remove or at our option be provided with copies certified by a solicitor of all Accounting Records.
19.4	We may at all times rely upon any signature, act or communication of any person purporting to act on
CRF1 — Standard terms and conditions — Version 1.0
10 of 21

your behalf and the same shall be binding upon you.

19.5	(If you have our invoice discounting facility) You will provide us by the monthly returns date specified in the Receivables Finance Agreement with;
19.5.1	an aged analysis of Debts on the basis specified in condition 19.6 and correct to the last date of the preceding month and identifying those Customers’ accounts which are either in dispute or have been passed to solicitors, debt collectors or other third parties for collection,

19.5.2	copy Customers’ statements for the last day of the preceding month;

19.5.3	a sales ledger control in the format we tell you reconciled to the aged analysis of Debts;

19.5.4	a copy of your purchase ledger up to the last day of the preceding month;

19.5.5	your sales ledger control in the format we tell you reconciled to our sales ledger control account;

19.5.6	any other information we may ask for.
19.6	The basis for the analysis of Debts is that, from each invoice date, it will separately identify the amounts of Outstanding Debts by Customer and show Customer balances as follows; total; up to 30 days; 31-60 days; 61-90 days, 90-120 days and beyond 120 days, plus a summary ageing of the totals of each of these categories.

20	TERMINATION EVENTS

20.1	In addition to the right of either you or us to give notice to the other to end this Agreement under condition 2.1, we may immediately end it (or give you shorter notice) at any time after any of the following events:
20.1.1	any breach or threatened breach by you of this Agreement;

20.1.2	the breach or threatened breach or the termination of any contract between us and any of your Associates;

20.1.3	any application by any creditor of yours for a court order that we must pay money to your creditor or must stop paying any monies to you;

20.1.4	if you have an obligation to a third party for repayment of borrowed money which is declared due prior to its stated maturity date or you do not pay it when due;

20.1.5	any change in your directors or partners (as the case may be), or in your ownership, control, constitution or composition or business activities;

20.1.6	breach or termination by you or a third party of any representation, warranty or undertaking given to us;

20.1.7	the termination of any waiver, consent, ranking or priority arrangement in our favour;

20.1.8	your ceasing or threatening to cease to carry on the business referred to in the client particulars in the Receivables Finance Agreement;

20.1.9	your Insolvency;

20.1.10	the Insolvency or death of any person who has given a guarantee or indemnity for your obligations to us, or the service of a notice of intention to end such guarantee or indemnity or the legal disability of that person;

20.1.11	if any Associate factors or discounts its debts with another party or is threatened with Insolvency proceedings or becomes Insolvent.

20.1.12	your failure for a period of forty five (45) days to deliver a Notification to us;

20.1.13	a criminal conviction (except a nonprisonable motoring offence) being imposed on any of your directors, partners or (if you are a sole trader) yourself;

20.1.14	if any statement made to us at any time is or is found to be false or substantially incomplete such as to have materially influenced our decision to enter into this Agreement, or for COFACE or ourselves to issue or vary any Limit or to make any payment.
20.2	Upon or at any time after a Termination Event (whether or not we use our right immediately to end this Agreement), we may, with or without notice to you and without affecting any other rights under this Agreement, do any or all of the following;
20.2.1	reduce the Early Payment Percentage to zero or such other figure as we may decide;

20.2.2	designate all or any Outstanding Debts as Unprotected Debts and/or Unapproved Debts;

20.2.3	create a special reserve against your Availability to cover Your Responsibility;

20.2.4	add together the balances on all accounts recording transactions between you and us;

20.2.5	demand that you pay us immediately any debit balance on the Current Account plus all charges accrued but not yet debited to any account and an amount equal to all credit balances on Customers accounts;

20.2.6	require you to Repurchase any Debts then Outstanding;

20.2.7	cancel your agency to collect Debts;

20.2.8	give notice of Assignment to Customers (where any confidential facility previously existed);

20.2.9	convert any invoice discounting facility to a factoring facility;

20.2.10	increase the service fee to ten per cent of the Notified Value of the Debts then Outstanding or subsequently Notified;

20.2.11	increase the Early Payment Charge by 2% above Base Rate.
20.3	Upon the ending of this Agreement, for whatever reason:
20.3.1	(non-recourse facility only) all Protected Debts shall forthwith become Unprotected Debts and Unapproved Debts;

20.3.2	you must Repurchase all Outstanding Debts from us at a price equivalent to the debit balance on the Current Account and all other sums due to us and we shall continue to own all Debts subject to Repurchase until so paid;
CRF1 — Standard terms and conditions — Version 1.0
11 of 21

20.3.3	you will not attempt to cancel any notices of assignment or assignation given to Customers or attempt to collect Debts until you have paid the Repurchase price under condition 20.3.2;

20.3.4	you will be responsible for all credit balances on Customers’ accounts and indemnify us in respect of all claims for them;

20.3.5	you will not Notify us of any Debts arising after the date on which this Agreement ends; and

20.3.6	we shall pay you any credit balance on the Current Account less the amount of Your Responsibility but allowing sufficient time for clearance of Customers’ cheques.
20.4	Except as otherwise provided, the ending of this Agreement shall not affect our respective rights and obligations in respect of:
20.4.1	any Debts which shall have come into existence prior to such termination; and

20.4.2	all transactions or events having their inception prior to such termination, including the continued running of the discounting charge and our rights to set-off monies or combine accounts.
Such rights and obligations shall remain in full force and effect until all monies due from you shall have been received by us and all monies due from us to you shall have been paid.

20.5	Any discharge of your obligations to us shall be of no effect to the extent that any receipt by us shall later be set aside under insolvency law.

21	POWER TO ACT IN YOUR NAME

21.1	To ensure that you carry out your obligations to us and as security for all sums which shall become due to us you irrevocably appoint us and our directors, Company Secretary and officers, and those of COFACE at any time, jointly and each of them severally to act as your attorneys as we or they think fit and solely for our benefit in order to do any of the following:
21.1.1	complete and perfect our title to or deal with any Debt, Related Rights or Returned Goods;

21.1.2	obtain payment of and give valid discharges for any Debt;

21.1.3	secure performance of any of your obligations to us or any Customer or to any insurer providing credit or other insurance to either you or us;

21.1.4	sign and deliver Offers to us;

21.1.5	to effect a credit insurance policy covering debts, administer the policy and pay all premiums.
21.2	For these purposes, your attorneys may do any of the following:
21.2.1	sign all documents;

21.2.2	endorse and/or negotiate all Remittances;

21.2.3	make all payments;

21.2.4	conduct, defend or compromise any legal proceedings and settle any indebtedness;

21.2.5	take all other steps they consider necessary.
21.3	These powers shall continue both during and after the ending of this Agreement or during any disability on your part until all sums due to us have been paid. You will ratify and confirm whatever shall be lawfully done under these powers.

21.4	You also irrevocably appoint any assignee of ours or any person to whom we may novate this Agreement to perform any of the acts set out above. We may also appoint or remove a substitute attorney.

22	CONTACTING CUSTOMERS AND OTHER PARTIES

22.1	We may:
22.1.1	communicate with your Customers as we think necessary;

22.1.2	provide your bank, auditors, accountants, other professional advisers and any guarantors and/or indemnifiers to this Agreement with such information about your accounts with us as they may ask or we may consider necessary;

22.1.3	obtain from your bank, auditors, accountants and other professional advisers such information as we may request.
22.2	We may disclose this Agreement and any information which we have obtained:
22.2.1	to any actual or potential assignee, transferee or sub-participant;

22.2.2	to any agency, security trustee, agent and/or arranger in connection with any financing of any such assignee, transferee or sub-participant;

22.2.3	in any listing particulars, prospectus or offering circular;

22.2.4	to any or potential credit insurer;

22.2.5	to any person with legal authority to receive the same.
22.3	You confirm that you have authorised the persons referred to in condition 22.1.3 to give us such information.

22.4	You will hold us harmless and make no claim if we inadvertently disclose to any third party this Agreement or anything about it or you.

23	ASSIGNMENT, DELEGATION AND FORCE MAJEURE

23.1	As we see fit we may delegate all or any of our rights and duties under this Agreement to any party of our choosing.

23.2	You also consent to our novating to any other party any or all of our obligations, rights and remedies. This Agreement shall bind and ensure to the benefit of our successors and assignees.

23.3	Except where the context otherwise requires, references to “we” or “us” shall include our successors, assignees and transferees in clauses and conditions conferring benefits and/or rights on us; in clauses and conditions imposing obligations on us, such references shall extend to such successors, assignees and transferees only if they shall specifically assume such obligations.

23.4	You will not, without our prior written consent:
23.4.1	Assign, grant security over or charge any of your rights or benefits or delegate any of your duties under this Agreement;
CRF1 — Standard terms and conditions — Version 1.0
12 of 21

23.4.2	dispose of any plan of your business, assets or undertaking, except in the ordinary course of your business;

23.4.3	create any securities, mortgages or charges on or over your assets or undertaking.
23.5	We shall not be liable to you for any consequential, secondary or indirect loss, injury or damage or any loss of or damage to goodwill, profits or anticipated savings. However nothing shall operate to excuse us from liability caused by the fraud of any of our officers.

23.6	We shall have no liability to you if we are delayed in or unable to perform our duties directly or indirectly because of an event of Force Majeure.

23.7	Any waiver or apparent waiver by us of any breach of any obligation or provision in this Agreement cannot be treated as a general waiver or be construed as implying or establishing consent to any subsequent breach.

23.8	Where any Debt is subject to credit insurance under a policy in our name then the insurers shall have full rights of subrogation to all our and to all your rights and actions in respect of the Debt and to any securities attached to it..

24	UNLIMITED PARTNERSHIPS AND SOLE TRADER CLIENTS

If you are an unlimited partnership, the provisions or conditions 24.1 to 24.9 and 24.11 additionally apply. If you are a sole trader conditions 24.10 and 24.11 additionally apply.

24.1	Any reference to you shall be treated as a reference to both your firm (under whatever name or trading style you may use) and to any one or more of your partners. Your undertakings and warranties to us shall also be treated as given by you and by each of your partners all of whose obligations to us shall be joint and several.

24.2	The persons signing this Agreement comprise you and all your partners.

24.3	We shall have all of these rights namely to:
24.3.1	release or conclude an arrangement or compromise with you or any one or more of your partners, without affecting our rights against the others;

24.3.2	treat a notice or demand by us to any of your partners as a notice or demand given to the others;

24.3.3	treat a notice or demand by any of your partners to us as a notice or demand given by you or all of your partners (but we shall not be obliged to treat a notice or demand in this way);

24.3.4	treat this Agreement as binding upon any executor, administrator or personal representative of any of your partners and upon any committee, receiver, trustee, supervisor or other persons acting on behalf of any of you; and

24.3.5	treat any variation of this Agreement which is required to be signed by you as binding on you if signed by one or more of your partners.
24.4	We may immediately end this Agreement at any time after the death, retirement, dismissal or other event by which any of your partners shall cease to be a member of your partnership or after the dissolution of the partnership for any reason.

24.5	We may treat condition 21.1 as if there were added after the words “to act as your attorneys” the words “and to act as the attorneys of each of your partners”.

24.6	If at any time a partner dies or ceases (or intends to cease) to be a member of your partnership (a “Retiring Partner”) you will immediately give us written notice of that fact. Without affecting any other rights of ours under this Agreement the following provisions shall apply:
24.6.1	a Retiring Partner in respect of whom such notice has been given to and acknowledged by us in writing will have no rights or liabilities in respect of any Debts created after the date of such acknowledgement but shall remain fully liable to us for Debts created before such acknowledgement; and

24.6.2	until we receive and acknowledge such notice in respect of a Retiring Partner he shall remain fully liable to us.
24.7	If you intend to:
24.7.1	take in a new partner; or

24.7.2	change your trading style, or adopt another style; or

24.7.3	change your domicile to a legal jurisdiction outside England Wales; or

24.7.4	change your constitution or become a limited liability partnership; or

24.7.5	transfer your assets or business to another legal entity
then you must immediately give us written notice of such intention and sign such documents at your expense as we may require. However, we may within one month of such notice immediately end this Agreement or may exercise our rights under this Agreement as if such intention were a Termination Event.

24.8	Until we exercise any rights set out above or any of our rights following a Termination Event, this Agreement shall remain effective despite any change in your constitution, composition or legal personality and whether by death, retirement, addition or otherwise. Despite any addition to or change in the name or trading style or the members of your partnership we may treat the Agreement as continuing. Unless otherwise agreed we may account to the partnership or exercise all rights of set-off or retention as if there had been no such change.

24.9	You warrant that each partner’s residential address is correctly stated in the Client particulars in the Receivables Finance Agreement. You will advise us of any changes.

24.10	If you are a sole trader:
24.10.1	we may treat the Agreement as binding upon any executor, administrator or personal representative of yours; and

24.10.2	you will immediately give us written notice of any intention to change or add to your name or trading style or to enter into a partnership with any person or incorporate your business and sign such documents at your expense as we may require; however we may within one month of such notice immediately end this Agreement or may exercise our rights under this Agreement as if such intention were a Termination Event; and
CRF1 — Standard terms and conditions — Version 1.0
13 of 21

24.10.3	if you enter into a partnership or incorporate in breach of condition 24.10.2 and we accept Offers or act upon Notifications in respect of the Debts of such partnership or corporation, we shall be entitled to treat them as subject to all the terms of this Agreement; your partnership or corporation (as the case may be) shall be bound by this Agreement; and this Agreement shall then be treated as amended mutatis mutandis.
24.11	Whether you are a partnership or sole trader:
24.11.1	we are authorised to pay all sums due to you under this Agreement to your bank account detailed in the client particulars to the Receivables Finance Agreement and such authority shall remain in effect until we otherwise agree following your written request; and

24.11.2	you must give us a signed copy of your annual profit and loss account and balance sheet and any notes attached to them duly certified by a firm of Chartered or Certified Accountants as soon as you have them, which must be no later than 6 months from the end of each of your financial years.
25	SERVICE OF NOTICES AND PROCESS

25.1	Except as otherwise stated, any written notice from us to you and any proceedings issued by us requiring service on you may be given or served by delivering it at or posting it to:
25.1.1	your address stated in the Client particulars in the Receivables Finance Agreement or such other address advised to and acknowledged by us as being effective for the purposes of this condition; or

25.1.2	your registered office if you are incorporated; or

25.1.3	any address last known to us at which you carried on business; or

25.1.4	if you are an unlimited or limited partnership additionally by:
(i)	delivering it at or posting it to the residential or business address last known to us of any partner; or

(ii)	handing it to any partner or officer of yours; or
25.1.5	If you are a sole trader additionally by:
(i)	delivering it at or posting it to your residential address or business address last known to us; or

(ii)	handing it to you personally
25.2	However you are constituted it may also be handed to any officer of yours or be given by fax or e-mail to your number or address last known to us for communication by such means or by making the same available to you via our Internet Service even if no access is made by you.

25.3	Any notice or process from us to you shall be considered delivered or served at the following times:
25.3.1	if delivered — at the time of delivery; or

25.3.2	if sent by post — 48 hours from the time of posting; or

25.3.3	if sent by fax, e-mail or electronic medium — at the time of transmission; or

25.3.4	if made available on our Internet Service — at the time it is made available; or

25.3.5	if handed over- at the time of handing over.
25.4	Any notice in writing by you to us under this Agreement shall take effect at the time it is received by us at our registered office.

26	INTERPRETATION OF THIS AGREEMENT

26.1	Any reference to a statute includes any amendment or replacement or re-enactment or that statute for the time being and any order and any subordinate legislation made under it.

26.2	The singular includes the plural and vice versa. Reference to any gender shall include any other gender. References to a person or party shall be construed as references to any person, firm, company, corporation, association, partnership, government, whether local, national or supra national or other official body.

26.3	The meaning of general words introduced by the word “other’ is not to be limited by reference to any preceding words.

26.4	Where the meaning of a word or expression in this Agreement has to be considered in relation to any place outside England and Wales and such word or expression has no exact counterpart in that place, it is to have the meaning of its closest equivalent as conclusively determined by us.

26.5	The interpretation and construction of this Agreement shall not be affected by any headings, which are for convenience only.

27	GENERAL

27.1	The whole Agreement between you and us consists of only or the Receivables Finance Agreement, these Standard Terms and Conditions, any security granted by you in our favour, any annexes or schedules to any of them and any documents referred to in any of them as being expressly incorporated into our relationship. References to “the Agreement” or “this Agreement” include all such documents and all subsequent amendments, variations or extensions to any of them. If there is any conflict between the terms of the Receivables Finance Agreement and these Standard Terms and Conditions then those in the Receivables Finance Agreement are to be prevail. All earlier agreements, prior negotiations, quotations, warranties, advertisements and representations shall be of no effect unless expressly stated to be incorporated herein. You have not relied upon any representation made to you by us or on our behalf or been influenced, induced or persuaded to enter into this Agreement by any representation.

27.2	We may use all or any of the rights and remedies contained in this Agreement. They are not exclusive of each other or of any rights or remedies given to us by law. If we choose not to enforce or cannot enforce any term or condition, this will not affect our right to enforce the rest of the Agreement or to enforce that term or condition at a later date. Also, such rights and remedies shall not be affected if we compromise with any Customer.

27.3	This Agreement is considered by both you and us to be reasonable. Should any part of it be valid only if some other part were deleted then the
CRF1 — Standard terms and conditions — Version 1.0
14 of 21

Agreement will apply as if it were so deleted. The remainder of this Agreement will not be affected by such deletion.

27.4	Except where condition 5.1 (where we may change Limits at our complete discretion) any change to the Agreement must be in writing and signed by or on behalf of the party to be bound and in your case by a director, partner or proprietor as applicable.

28	FOREIGN CURRENCIES

(Condition 28 only applies if you have our Foreign Currency Facility)

28.1	Where Debts are expressed in different currencies each currency must be separately Notified to us.

28.2	If the Receivables Finance Agreement shows that in respect of Debts in Approved Currencies, their Early Payments and the Purchase Price shall be payable by us only in Sterling, then:
28.2.1	we will provisionally calculate the Sterling Purchase Price at the rate of exchange quoted by our bankers for them to buy the currency of the Debt on the day that we debit the Notified Value to the Debtors Control Account; and

28.2.2	on the date that any Remittance is credited to the Debtors Control Account, we will adjust the Sterling Purchase Price using the rate of exchange quoted to us by our bankers for them to buy the currency of the Remittance on the day of such debit; and
28.3	Any part of Your Responsibilities to us in a foreign currency may be converted into Sterling. We shall use the rate of exchange notified by our bankers for the date that any obligation arises or make an estimate. Where we have to add together the balances on two or more accounts recording transactions between you and us and such accounts are in different currencies, we will use the prevailing spot rate as advised to us by our bankers.

28.4	Where any Remittance is received by or paid into our bank or a trust bank account which is drawn on a bank outside the UK it will be sent by our bank or the trust bank either for negotiation or collection but may be ignored when calculating your Availability until we receive confirmation that such Remittance has been cleared for value;

28.5	We may, at any time, remove any currency from the definition of Approved Currencies by written notice to you or by making the same available through our Internet Service even if no enquiry be made. However this shall not affect Debts Notified to us prior to our despatch of such notice or making the same available.

28.6	If we keep any account in a currency other than Sterling then any sum expressed in this Agreement in Sterling shall be treated as if the words “or its currency equivalent” were also added.

29	DATA PROTECTION ACT 1998

(Applicable only if you are an unlimited partnership or a sole trader)

29.1	You consent to our storing and processing information about you on our computers, the computers of any Group Company used by us or Group Companies and in any other way. You confirm your awareness that this will be used by us for credit or financial assessments, making payments, recovering monies, training purposes and preparing statistics. Information about you will also be used so that we or Group Companies can develop and improve our services to you and other clients and to protect our interests (including establishing limits for the benefit of other clients or obtaining settlement of Your Responsibility). We may also use such information to prevent fraud and money laundering.

29.2	We may use some or all of the information held or to be held about you (from wherever obtained) to decide whether to continue with this Agreement or to vary its terms.

29.3	We or Group Companies may make decisions about you solely using an automated decision making process, such as credit scoring. However you will be told if a significant decision is made only using such a process and you can then request a review of the decision, using other means.

29.4	We may from time to time make searches of your record at our credit reference agency where your record includes searches made and information given by other businesses; details of our searches will be kept by such agency and will be available to other subscribers.

29.5	We may at any time search your record with our fraud prevention agency but if at any time you give us or procure the giving of false or inaccurate information and we suspect fraud we will record this; it is therefore important that you always give us accurate information; our fraud prevention agency will use information recorded for statistical analysis about fraud and will also share it with us and other organisations who may use it to:
29.5.1	help make decisions about credit and credit related services for you and members of your household; and

29.5.2	help make decisions on insurance proposals and insurance claims, for you and members of your household; and

29.5.3	trace debtors, recover debt, prevent fraud and to manage your accounts or insurance policies; and

29.5.4	check your identity to prevent money laundering, unless other satisfactory proof of identity is furnished.
29.6	We may give information about you, this Agreement any account maintained for you, your performance under it, any debts you sell to us and any financial information about you to:
29.6.1	any Group Company — so that they may make credit, financial or insurance decisions and for statistical analysis;

29.6.2	any guarantor or indemnifier of your obligations to us — so they can assess their obligations to us so we can enforce such obligations;

29.6.3	our or your bankers or any advisers or other persons acting on our or your behalf - so they can carry out their services to us or to you;

29.6.4	any business providing a similar service to ours to whom you may wish to transfer - to facilitate such a transfer;

29.6.5	any business to whom we may wish to transfer Debts — to facilitate such a transfer;
CRF1 — Standard terms and conditions — Version 1.0
15 of 21

29.6.6	anyone else to whom we transfer our rights or duties under this Agreement — so they can comply with or enforce this Agreement;

29.6.7	any introducer of your business to us — to enable them better to serve you and in connection with any commissions due; and

29.6.8	any company from whom we may obtain funding or with whom we may share the obligations and risks hereunder — so they can comply with their agreement with us.

29.6.9	our or your insurers — so they can quote for and issue any policy or deal with any claims;

29.6.10	any business carrying out services for us.
29.7	Unless you object or have objected we and other Group Companies may also contact you (by letter, telephone or email):
29.7.1	about services and products which we or they consider may be of interest to you; and/or

29.7.2	to carry out market research about our or their services and products.
29.8	For training and/or security purposes, your phone calls with us may be monitored and/or recorded.

29.9	We may transfer information we hold about you to Group Companies or responsible third parties in countries outside the European Economic Area for any of the purposes stated above. Whilst the level of data protection in such countries may not be as high as in the United Kingdom we will use our best endeavours to protect your information.

29.10	If you are a sole trader or a partner in the Client and want to have details of those credit reference agencies and other third parties referred to above from whom we obtain and to whom we may give information about you please contact our Compliance Department on 01923 478100. You have a legal right to these details. You can also obtain a copy of the information we hold about you if an application is made in writing. However a fee will be payable.

30	LAW AND JURISDICTION

30.1	Our relationship with you is to be governed and interpreted by English law. You submit to the jurisdiction of the English courts. We may, however, use the courts of any other jurisdiction.

31	REGULATORY STATUS

31.1	Coface Receivables Finance Limited is an appointed representative of Coface UK which is authorised in France by the ‘Commission de Controle des Assurances, des Mutuelles et des Institutions de Prévoyancé (CCAMIP) and regulated by the Financial Services Authority for the conduct of UK business.

32	ANNEXE OF DEFINITIONS
In this Agreement the following expressions have the meanings set out against each of them.
“Accounting Records” Any of the following:
1	accounting books, records and ledgers, financial and management accounts:

2	computer data or materials about your financial position, purchases and sales:

3	invoices, credit notes or documents evidencing entries in any of the above;

4	such other documents relating to Debts as we may specify.
“Adjustments” Any entry on your Customers’ accounts or the Current account which changes the Notified Value of Debts.

“Adverse Information” Any event of which you may become aware and which has led or may lead to a deterioration of your Customer’s financial situation.

“Agreement” The Receivable Finance Agreement, these Standard Terms and Conditions, any document evidencing or comprising security in our favour over your undertaking or assets, any document referred to in any of them as being expressly incorporated into the relationship between you and us, together with all amendments, variations, replacements, additions at any time and from time to time applicable to any of them.

“Annual Review Fee” The fee so stated in the Receivables Finance agreement.

“Approved Countries” (Applicable only to our Export Debt facility) The countries, areas or territories referred to in the Receivables Finance Agreement and such other countries or territories as we may advise you.

“Approved Currencies” (Applicable only to our Foreign Currency Facility) The Euro, United States Dollar and such other currencies as we advise you.

“Approved Debt” Any Debt (including a Protected Debt) which is not an Unapproved Debt.

“Arrangement Fee” The fee specified in the Receivables Finance Agreement to cover our initial costs of setting up your facility.

“Annual Review Fee” The fee stated in the Receivables Finance Agreement and which is payable on each anniversary of the Commencement Date.

“Assign/Assignment” The transfer of ownership which includes in Scotland the giving of an assignation.

“Associate”

In relation to the person or party named:
1	Any Subsidiary or holding company as defined in sections 736 and 736A of the Companies Acts 1985 to 1989 or Articles 4 or 4A of the Companies (No. 2) (Northern Ireland) Order 1990; or

2	any other form of associate as defined in section 184 of the Consumer Credit Act 1974; or

3	a director, partner, shareholder or employee or the spouse of any of them; or

4	any company in which such person or party has an interest other than purely for investment purposes in a publicly quoted company; or

5	its parent undertaking as defined in section 258 of the Companies Act 1985.
“Availability” The maximum amount that can be drawn from us (including by way of Early Payments) which will be calculated by:
(1)	taking the debit balance on the Debtors Control Account at the close of business on the preceding Working Day and deducting
CRF1 — Standard terms and conditions — Version 1.0
16 of 21

the value of all Unapproved Debts on such day; and

(2)	multiplying the resultant sum in (1) by the Early Payment Percentage stated in the Receivables Finance Agreement; and

(3)	from the resultant sum in (2) deducting:

•	any debit balance on the Current Account existing at the close of business on the preceding Working Day; and

•	the amount of Your Responsibility; and

•	any special reserves created at our discretion.
“BACS” The Bankers Automated Clearing System.

“Base Rate” The Sterling Base Rate per annum quoted. from time to time, by Barclays Bank Plc or its successors or such other bank as we may tell you.

“Cash Against Documents Sale” A Sale Contract where the payment terms provide that you keep title to the Goods until full payment has been made to the person responsible for handing the documents of title over to the Customer.

“CHAPS” The Clearing Houses Automated Payments System.

“Commencement Date” The date so specified in the Receivables Finance Agreement.

“COFACE” Compagnie Francaise d’Assurance pour le Commerce Exterieur SA.

“Concentration Limit” The percentage shown in the Receivables Finance Agreement of the balance of all Outstanding Notified Eligible Debts so that the Debts of any Debtor or Group Debtor in excess of such percentage become Unapproved Debts.

“Contracted Value” The amount of a Debt payable by a Customer in accordance with the Sale Contract after taking into account any deduction, discount, claim or allowance.

“Credit Limit” (Applicable only to our non-recourse facility) The maximum value decided by us and/or COFACE of the Debts due by a Customer which we are prepared to designate as Protected Debts.

“Credit Note Listing” Your advice to us, in such way as we specify, including in a Transmission, of credit notes which have not previously been advised to us together with such reasons for the issue of a credit note as we may require.

“Current Account” An account operated by us to calculate the Early Payment Charge.

“Customer” Anyone incurring any indebtedness under a Sale Contract except a private individual, buying Goods for a purpose other than his trade, business or profession.

“Data Acts” The Data Protection Acts of 1984 and 1998.

“Data Subjects” Has the same meaning as in the Data Acts.

“Debt” Any present, future or contingent obligation of a Customer to make payment under a Sale Contract together with its Related Rights or where the context allows a part of such obligation or its Related Rights, including:
(1)	the future right to recover sums due following the determination, assessment or agreement of the amount of the obligation; and

(2)	VAT; and

(3)	all duties and charges.
“Debtors Control Account” An account reflecting the prospective Purchase Price of all Outstanding Debts.

“Default Funding Limit” The amount shown in the Receivables Finance Agreement or such other amount as we may tell you up to which amount the Debts of each of your Customers shall be treated as Approved Debts.

“Delivered” In relation to Goods:
(1)	their removal from your control and from your premises, carriers and agents; and

(2)	their physical delivery to the Customer or to the Customer’s order or carrier; and

(3)	the assumption of risk therein by the Customer; and

(4)	complete performance of the Sale Contract.
In relation to services: fully performed.

“Dispute/Disputed” Any disagreement regarding the amount or validity of a Debt or the validity of your or our rights thereto, including any claim to reduce the amount payable through a set-off or counterclaim.

“Early Payment” A part payment of the Purchase Price of a Debt earlier than the date for payment of the Purchase Price under clause 4.1.

“Early Payment Charge” In consideration of an Early Payment a discount against the Purchase Price calculated at the rate stated in the Receivables Finance Agreement upon each Early Payment- in respect of Outstanding Debts (and for administrative convenience any amount debited to the Current Account is to be treated as an Early Payment) which will accrue from day to day on the debit balance of the Current Account and be debited monthly to that Account.

“Early Payment Percentage” The percentage initially referred to in the Receivables Finance Agreement to be used in the calculation of your Availability.

“Equipment Defect” Any malfunction, failure, defect, downtime or unavailability of computer equipment or software or any ancillary service or link including telephone or other communication systems.

“Excess Facility Fee” Such fee as may be agreed either for (i) any service or facility beyond that covered by this Agreement; or (ii) allowing monies to be drawn or remaining drawn in excess of your Availability or the Maximum Funds in use (if this is less than your Availability).

“Export Debt” (Applicable only to our Export Debts facility) A Debt where the invoice is addressed to a Customer in an Approved Country outside the United Kingdom.

“Export Debts Facility” Our extension of the Receivables Finance Agreement to Export debts.

“Extended Service Fee” For each Debt (except a Protected Debt) that remains outstanding beyond the end of the Funding Period, the percentage thereof specified in the Receivables Finance Agreement for each period of thirty days or part thereof until it is either discharged, written off or reassigned to you.

“First Loss” (Applicable only to our non-recourse facility) The higher of either the amount or the percentage shown in the Receivables Finance Agreement as the First Loss up to which Debts whilst within a Credit Limit shall be Unprotected Debts.
CRF1 — Standard terms and conditions — Version 1.0
17 of 21

“Force Majeure” Any circumstances outside our or a Customer’s reasonable control, including an act of God, any exchange control, governmental or other official regulations or requirements, the outbreak of war, nuclear explosion or contamination, any terrorist act, revolution, civil insurrection, strike, lockout, industrial action or failure or non-operation of postal, banking or communication services.

“Foreign Currency Facility” Our extension of the Receivables Finance Agreement to Approved Currency Debts.

“Funding Limit” A monetary limit established by us from time to time in respect of each Customer so that Debts in excess of such limit will be treated as Unapproved Debts.

“Funding Period” The period initially specified in the Receivables Finance Agreement, after which an Approved Debt (unless it is a Protected Debt) will rank as an Unapproved Debt, but which may be extended by us at our discretion.

“Goods” Any merchandise or services the subject of a Sale Contract.

“Group Company” Any company within the Natexis Group or the COFACE Group, including COFACE, COFACE UK Limited, Cofacerating.UK Limited and COFACE Debt Purchase Limited.

“Group Customer” Any Customer where another Customer appears to us to be an Associate or have a common director, partner, proprietor or shareholder, or is a Subsidiary of the other or both are the Subsidiaries of another company or are otherwise affiliated or under common control (whether directly or indirectly)

“Initial Debt” A Debt whose invoice date exceeds sixty (60) days before the Commencement Date (non-recourse only).

“Insolvency Practitioner” (applicable only to our non-recourse facility) The person having control over the Customer’s assets following the Customer’s Insolvency.

“Insolvent”
(A)	In relation to you or any guarantor or indemnifier of your obligations to us – any of or the occurrence of any of the following:
(1)	the issue of a petition or application, the calling or a meeting or making proposals, for any of the matters listed in sub section ‘B’ below;

(2)	any part of your or their income or assets being subject to any of the following:
•	seizure, distress, diligence or lien;

•	enforcement of security rights;

•	execution of legal process;

•	sequestration;

•	an injunction or interdict;

•	attachment;

•	other legal process;
(3)	the service of any statutory demand under the Insolvency Act 1986;

(4)	the entry of making of any judgment, order, decree or award which shall remain unsatisfied or whose terms shall not be complied with for seven (7) days (except pending any appeal);

(5)	an application for garnishee order;

(6)	of payments of debts: giving notice of the intended suspension

(7)	becoming apparently insolvent;

(8)	an application for a Moratorium under the Insolvency Act 2000;
and the taking of any steps for the commencement of any proceeding in respect of any of the above matters.

(B)	In relation to a Customer – any of the following:
(1)	in relation to an individual – bankruptcy, apparent insolvency or sequestration or the granting of a trust deed for the benefit of creditors;

(2)	in relation to a company – a resolution for voluntary winding up by reason of insolvency, a winding up order, an administration order, the appointment of an administrator under the Insolvency Act of 1986 or the appointment of a provisional liquidator or receiver (whether in or out of court) or an administrative receiver of any of its assets or income or a judicial factor;

(3)	in relation to a partnership – its bankruptcy, apparent insolvency or sequestration or its winding up or the appointment to it of an administrator under the Insolvency Act 1986 or the appointment of a judicial factor or an order for the bankruptcy or sequestration of any partner or the grant by a partner of a trust deed for creditors;

(4)	in relation to any person — entry into a voluntary arrangement under the Insolvency Act 1986 or a valid assignment or composition or other arrangement for the benefit of creditors generally;

(5)	such condition as are by any other system of law to that person to achieve substantially the same effect as items (1) to (4) in this subsection (B).
“Insolvency” shall be construed accordingly.

“Internet Service” A computerised data enquiry and transmission system between you and us as updated from time to time.

“Limits” Any percentage, limit, period, level, date, figure, threshold, amount or balance referred to in this Agreement and, without affecting the generality of this list, including:
•	First Loss;

•	Recourse Percentage

•	Early Payment Percentage

•	Maximum Funds in Use;

•	Funding Period;

•	Funding Limit;

•	Default Funding Limit

•	Concentration Limit;

•	Credit Limits;

•	Shortfall Amount.
(but excluding any fee or charge referred to in the Receivables Finance Agreement). “Maximum Funds in Use” Either the amount (if any) referred to in the Sales Finance Agreement or such other amount as we tell you from time to time.

“Minimum Service Fee” The total of Service Fees specified in the Receivables Finance Agreement and in calculating whether you have paid the Minimum Service Fees then any Service Fees in respect of Debts in existence on the Commencement Date and all Early Payment
CRF1 — Standard terms and conditions — Version 1.0
18 of 21

Charges, all Extended Service Fees and all other fees and charges are to be disregarded.

“Non-Notifiable Debt” A Debt which must not be Notified to us until we tell you, including specifically those referred to in condition 16.1.7.

“Notification” Your notification to us, in such way as we may specify, including in a Transmission, of Debts and credit notes which have not previously been Notified to us together with such evidence of the performance of the Sale Contract or reasons for a credit note as we may specify (Not applicable to clients who are unlimited partnerships or sole traders).

“Notified/Notify/Notifying” Inclusion of a Debt in an Offer or Notification or including a Credit Note in a Credit Note Listing.

“Notified Value” The amount of the Debt as shown in an Offer, Notification or Client Advice.

“Offer” An unconditional offer to sell us a Debt with full title guarantee to be made in such form and with such evidence of the performance of the Sale Contract as we may specify. (Applicable only to unlimited partnerships and sole traders).

“Outstanding” A Debt for which we have not received payment from the Customer, you or a third party.

“Overdue Account” Where a Debt has not been paid on the date, in the currency and in the place specified in the Sale Contract.

“Protected Debt” (Applicable only to our non-recourse facility) A Debt (except an Initial Debt) within a Credit Limit in respect of which:
(1)	you are not in breach of any warranty or undertaking to us;

(2)	the value does not comprise discount wrongly claimed by the Customer: and

(3)	there is no dispute.
“Purchase Price” The price payable by us for a Debt calculated in accordance with conditions 4 and (if you have our non-recourse facility) conditions 8.1 and 8.2.

“Receivables Finance Agreement” The document signed by or on behalf of you and us, setting out other agreed matters together with additional details of matters referred to in these conditions.

“Recoveries” Any amount received by you from the Customer or any third party in connection with the Debt, whether before or after we pay you the Purchase Price including:
•	any interest on late payment;

•	realisations of any security;

•	the value of any Credit Note raised;

•	any value arising from the exercise of any set-off;

•	any proceeds of Goods which you have or could have been recovered and kept; with the value of such proceeds being the actual value obtained from recovered Goods and where you could have recovered Goods or kept the proceeds but did not do so then the value will be treated as twenty five per cent (25%) of their Contracted Value
“Related Rights” Any of the following in relation to any Debt or Returned Goods:
(1)	all your rights by law as an unpaid vendor or under the Sale Contract but without any obligation on us to complete the Sale Contract;

(2)	all evidence of the Sale Contract or its performance or any disputes arising;

(3)	documents of title to goods, warehouse keepers receipts, bills of lading, shipping documents, airway bills, certificates of origin, customs forms, commercial and consular invoices, insurance documents or similar;

(4)	the benefit of all insurances including credit insurances;

(5)	all Remittances, securities, bonds, guarantees and indemnities;

(6)	all Accounting Records to do with the Debt:

(7)	the right to call for the ownership of all Returned Goods;

(8)	interest.
“Remittances” Cash, cheques, bills of exchange, negotiable and non-negotiable instruments, letters of credit, orders, drafts, promissory notes, electronic payments and any other instruments, methods or forms of payment or engagement received by us, you or your agents towards a Debt.

“Repurchase” Our right to require you to buy back, and in respect of a Scottish Debt to take a reassignment from us of, an Outstanding Debt at a price equivalent to the lesser of its Notified Value and all other sums due in respect of it.

“Returned Goods” Any Goods relating to or purporting to comply with a Sale Contract which any Customer shall for any reason:
(1)	reject or give notice of rejection; or

(2)	return or attempt to or wish to return to you or us; or

(3)	which you or we recover from a Customer.
“Sale Contract” A contract in any form, including a purchase order, between you and a Customer for the sale or hire of Goods or the provision of services or work done and materials supplied against payment of a price.

“Scottish Debt” Debts arising under Sale Contracts where either those Sale Contracts are governed by Scots law or the invoices for the Debts are addressed to Customers in Scotland.

“Service Fee” A fee (including any Minimum Service Fee) as specifÌed in the Receivables Finance Agreement for:
(1)	the provision of our Internet Service

(2)	the provision of a monthly statement and management information.
and in factoring
(3)	the normal operation of your Customers’ accounts including:
▪	sales ledger management

▪	arranging collections

▪	cash reconciliations

▪	assisting dispute resolutions
and under Non-Recourse Agreement
(4)	accepting the obligation to pay you the Purchase Price of Protected Debts in certain circumstances.
“Software” The software provided by us to enable you to use our Internet Service.

“Sterling” The lawful currency from time to time of the UK;

“Subsidiary”
(1)	A subsidiary within the meaning of section 736 of the Companies Act 1985; and

(2)	unless the context otherwise requires, a subsidiary undertaking within the meaning of sections 258-260 of the Companies Act 1985
CRF1 — Standard terms and conditions — Version 1.0
19 of 21

as substituted by section 21 of the Companies Act 1989.
“Tariff Fees” any fees or charges payable by you to us referred to in the Receivables Financing Agreement (other than those listed in Conditions 11.1.1 to 11.1.6 of these Standard Terms and Conditions.

“Termination Event” Any event listed in condition 20.1 or as otherwise specified by us as such an event.

“Transmission” Any item of information transmitted between you and us using the Internet Service.

“Transmission Defect” Any programming error, corruption or other defect or any delay or failure or breach of security in a Transmission.

“Transmissions Log” A record maintained by us of Transmissions.

“Unapproved Debt” A Debt which is or shall be:
(1)	either Disputed by the Customer for any reason including the Customer’s liability to pay us or to pay it by its due date for payment or subject to a Dispute between us and you for any reason;

(2)	the subject of a breach of any undertaking or warranty given to us about it or any other obligations of yours to us arising from it; or

(3)	owing by any Customer in excess of the Concentration Limit; or

(4)	a Non-Notifiable Debt; or

(5)	due by a Customer who also supplies goods or services to you; or

(6)	specified by us at any other time; or

(7)	due by Customer where five (5%) per cent or more of its Debts remain Outstanding beyond end of their Funding Periods.

(8)	in excess of the Customer’s Funding Limit; or

(9)	owing by a Customer who is Insolvent (except whilst the Debt is an Protected Debt under our non-recourse facility); or

(10)	(applicable only to our recourse facility) which remains Outstanding beyond the end of the Funding Period or in respect of which we have threatened legal proceedings.
“Uncollectable” (Applicable only to our non-recourse facility) Outstanding because of the Customer’s financial inability to pay as conclusively determined by us.

“Unprotected Debt” (Applicable only to our non-recourse facility) A Debt which is not an Protected Debt including all Debts on termination of this Agreement and all Debts within categories (1) to (6) of the definition of “Unapproved Debt”.

“United Kingdom/U.K.” The United Kingdom of Great Britain and Northern Ireland, the Channel Islands and the Isle of Man.

“U.K. Debt” A Debt evidenced by an invoice addressed to a Customer in the United Kingdom.

“VAT” Value Added Tax.

“Working Day” A day when our offices and our bank are both normally open for the conduct of all normal business.

“Your Responsibility” Monies payable or possibly payable to us in the future including liability:
(1)	arising from debts transferred to us by any of your suppliers; or

(2)	as a guarantor or indemnifier of another client of ours; or

(3)	for the breach of your obligations to us; or

(4)	for legal costs and expenses;
and our reasonable estimate of such monies where the amount cannot be immediately found out.
CRF1 — Standard terms and conditions — Version 1.0
20 of 21

The same persons who signed the Receivables Finance Agreement between you:
Cards Inc Ltd
and us, Coface Receivables Finance Limited, have also signed below in order to identify the attached conditions which are incorporated into the Agreement.

Cards Inc Ltd

Signature 1:	Date:

Full name
(please print):	Position:

Signature 2:	Date:

Full name
(please print):	Position:

COFACE RECEIVABLES FINANCE LIMITED

Signature :	Date:

Full name
(please print):	Position:

CRF1 — Standard terms and conditions — Version 1.0
21 of 21